For the period ended 05/31/2002                            Series 1,5,9,10,11
File No. 811-4019

Sub-Item 77L:  Changes in accounting principles and practices
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The USAA Cornerstone  Strategy Fund, USAA GNMA Trust, USAA Income Strategy Fund,
USAA Balanced Strategy Fund, and the USAA Growth Strategy Fund adopted a new accounting pronouncement. We have enclosed the footnote as stated in the semi-annual reports to shareholders dated November 30, 2001 for the funds referenced above.

         In November 2000, the American Institute of Certified Public Accountants issued a revised audit and accounting guide, AUDITS OF INVESTMENT COMPANIES, effective for fiscal years beginning after December 15, 2000. The revised guide requires the Fund to amortize premiums and discounts on all debt securities and to classify as interest income any paydown gains or losses realized on mortgage-backed securities and asset-backed securities. This change does not affect the Fund's net asset value but does change the classification of certain amounts in the statement of operations.